Exhibit 15.4

Jingtian & Gongcheng

34/F, Tower 3, China Central Place

77 Jianguo Road, Chaoyang District, Beijing China

To:

NaaS Technology Inc.

Newlink Center, Area G,

Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road,

Chaoyang District,

Beijing, China

June 16, 2022

Dear Sir or Madam,

Re:

Consent to the filing of the Shell Company Report on Form 20-F (the “Report”) of NaaS Technology Inc. (the “Company”) in connection with the listing of American depositary shares on the Nasdaq Capital market ( the “Listing”).

We, Jingtian & Gongcheng, refer to the Report of the Company in connection with the Listing which will be filed with the Securities and Exchange Commission (the “SEC”)

We, being the PRC legal advisor to the Company in connection with the Listing, hereby give our consent, and confirm that we have not withdrawn our consent, to the issue of the Report, with the inclusion therein our name, opinions, advice, confirmations and/or summaries of the same, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the Report.

We also hereby consent to the filing of this consent letter with the SEC as an exhibit to the Report.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng